GS HOLDING CORP.
                                  1013 CENTRE ROAD
                              WILMINGTON, DELAWARE 19805
                                               November 9, 1993


Henry T. Harbin, M.D.
Chief Operating Officer
Executive Vice President
GreenSpring Mental Health Services
5565 Sterrett Place
Suite 500
Columbia, Maryland  21044

Dear Henry:

As we have discussed, GreenSpring's Board of Directors places great value on your leadership and your continuing commitment to the success of our company. We have taken the action described below to demonstrate our desire for you to have a long and rewarding career with GreenSpring. This letter constitutes an agreement (the "Agreement") between you and Green Spring Health Services (the "Company") to provide a benefit to you at retirement based on your continued employment with the Company until retirement or employment termination, as defined herein. This Agreement is entered into in consideration of (i) your past contribution to the Company and the value created by your efforts, (ii) the desire of the Board of Directors to encourage continued employment with the Company until your retirement, and (iii) the expected contribution that you will make to the profitability of the Company. This Agreement is made as a separate Agreement from any employment contract currently in effect between you and the Company.

The terms and conditions of this Agreement are as follows:

         1. It is the intent of the Board that you shall be provided with a lump-sum dollar amount, or equivalent annual annuity payment, in an amount as determined by the Board at the time of payment, at the time of your retirement or termination from the Company, as defined below. The amount of the payment shall be specified below.

         2.       The amount of the payment shall be:

                  a. $1,250,000 if the average Earnings Before Interest and Taxes (EBIT) as defined below) over your employment period exceeds 10 percent of Shareowner's Investment, as defined below.

                  b. $850,000 if the average EBIT over your employment period is 10 percent or less of Shareowner's Investment.




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 Henry T. Harbin
 Page 2
 November 9, 1993



                  In each of the above cases, the amount of the payment shall be reduced by any payments to you, as determined from the date of this Agreement until your employment termination or retirement, from amounts earned under the grant of PARs, or other long-term incentive payments, for any plan approved by the Board of Directors.

         3. Retirement shall be defined as termination of employment from the Company on or after age 60 years. If termination occurs prior to age 60 years, then the payment will be based on the conditions of termination, as defined below.

         4. If you voluntarily terminate your employment with the Company, or the Board terminates your employment For-Cause, as it is defined in your employment contract (or in the Company's long-term incentive plan, e.g., the Performance Appreciation Rights Plan), then there shall be no payment other than any payments received under the long-term incentive plan of the Company.

         5. If your employment is terminated as a result of death, disability (as defined in your employment contract or the company's retirement income plan), or at the request of the Board of Directors, then the payment shall be as defined in paragraph 2, above at the time of termination.

         6. Earnings Before Interest and Taxes shall be as defined in the Company's long-term incentive plan, except that it shall include any accruals, under GAAP accounting, for the Company's long-term incentive plan.

         7. Shareowners' Investment shall be defined as equal to the book value of the GreenSpring Health Services as determined by purchase accounting as of April 30, 1993 adjusted for acquisitions at cost as determined by the Board of Directors of the Company.

         8. If you so elect at the time of retirement or termination, the benefit payment may be in the form of an annual annuity payment. Such annuity amount will be determined by the Board of Directors at the time of request and reflect actuarial considerations or the cost of providing the annuity if provided by a third-party. You may select the type of annuity, e.g., single or joint-and-survivor, to meet your needs at the time of the payment.

         9.       This  Agreement  shall  be  binding  upon  the  Company,   its
                  successors and assigns, and shall inure to the benefit of you and your personal representative and/or executor.


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Henry T. Harbin
Page 3
November 9, 1993


                  Each and every payment required hereunder shall be made as provided herein without regard to your personal state at the time of required payment, except for annuity payments where the amount is dependent on your death.

We trust that this Agreement connotes the importance the Board places on your continued involvement with the success of Green Spring. You have contributed immensely to its founding and development and we trust that you will see fit to continue this contribution to corporate performance and success in the future.

                                                     Sincerely,

                                                     /s/ Neil Hollander

                                                     Neil Hollander
                                                     Chairman of the Board

NH/lm



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